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Exhibit 99.8

[Needham & Co. Letterhead]

December 3, 2007

Board of Directors
AVANT Immunotherapeutics, Inc.
119 Fourth Avenue
Needham, Massachusetts 02494-2725

Members of the Board:

        Needham & Company, LLC ("Needham & Company") hereby consents to the inclusion of its opinion letter, dated October 19, 2007, to the Board of Directors of AVANT Immunotherapeutics, Inc. ("AVANT") as Annex D to, and reference thereto under the captions "SUMMARY OF THE PROXY STATEMENT/PROSPECTUS—Fairness Opinion Received by AVANT", "AVANT Proposal No. 1—Authorize Issuance of Shares Pursuant to the Merger—Background of the Merger" "AVANT Proposal No. 1—Authorize Issuance of Shares Pursuant to the Merger—AVANT's Reasons for the Merger" and "AVANT Proposal No. 1—Authorize Issuance of Shares Pursuant to the Merger—Opinion of Needham & Company, LLC" in, the Proxy Statement/Prospectus relating to the proposed merger involving AVANT and Celldex Therapeutics, Inc. ("Celldex"), which Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of AVANT. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

/s/  NEEDHAM & COMPANY, LLC

Needham & Company, LLC

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  Exhibit 99.8